Exhibit 10.8
Dell Inc.
Deferred Compensation Plan
For Non-Employee Directors
Amended and Restated
Effective as of January 1, 2005

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Table of Contents
(continued)
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DELL INC.
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
     Dell Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby restates the Dell Computer Corporation Deferred Compensation Plan For Non-Employee Directors, to be retitled as the Dell Inc. Deferred Compensation Plan For Non-Employee Directors (the “Plan”), for the benefit of its non-employee directors, in recognition of their services rendered to the Company; such restatement to be effective as of January 1, 2005, except as otherwise provided herein;
W I T N E S S E T H:
     WHEREAS, it is intended that the Plan be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to any Member or Beneficiary under the Internal Revenue Code of 1986, as amended (the “Code”) prior to actual receipt of benefits hereunder;
     WHEREAS, the Plan’s terms for the period between May 20, 1994 and December 31, 2004 have been documented under the terms of the prior plan documents, summary plan descriptions, administrative forms, administrative rules, summaries and other documentation as have been previously used by the Company and the Committee to administer the Plan, which terms are expressly intended to continue to apply to all Grandfathered Benefits (defined below); and
     WHEREAS, the Company desires to amend and restate the Plan, effective January 1, 2005, except as otherwise provided herein, to revise the Plan’s terms to satisfy the applicable requirements of Code Section 409A with regard to amounts that are not classified as Grandfathered Benefits and intends that the Plan be interpreted and administered in accordance with Code Section 409A and any guidance issued thereunder; and
     NOW THEREFORE, the Plan is hereby restated in its entirety as follows with no interruption in time, effective as of January 1, 2005, except as otherwise indicated herein:
ARTICLE I.
Definitions and Construction
1.1	Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(a)	Account: A Member’s Deferral(s) Account, as adjusted to reflect income, gains, losses and other credits or charges attributable thereto. The amounts credited to the account shall be segregated and separately accounted for as follows:
(1)	Grandfathered Benefits. The portion of a Member’s Account, which holds amounts credited to such account for Plan Years beginning prior to January 1, 2005.

(2)	409A Benefits. The portion of a Member’s Account, which holds amounts credited to such account for Plan Years beginning on and after January 1, 2005. At the direction of the Committee, the Plan shall establish a subaccount for each Plan Year beginning on and after January 1, 2005, which shall hold the total of amounts credited to a Member’s Account for the applicable Plan Year.
(b)	Annual Compensation: The annual retainer payable by the Company to a member following the Company’s annual shareholder meeting (typically July or August) of each year.

(c)	Beneficiary: The person or trust that a Member, in his most recent designation filed with the Committee, shall have designated to receive his benefit under the Plan in the event of his death; provided that, if the Member has failed to make a designation or if no person designated shall be alive or if no trust shall have been established by the Member, and no successor Beneficiary shall have been designated and be alive, any death benefit payable hereunder on behalf of such Member shall be paid to the legal representative of such deceased Member’s estate. Changes in designations of Beneficiaries may be made upon notice to the Committee in any form as the Committee may prescribe and the Committee shall immediately notify the Trustee, in writing, of any designation or change in designation.

(d)	Board of Directors: The Board of Directors of the Company

(e)	Change of Control:
(1)	With Respect to Grandfathered Benefits: With respect to Grandfathered Benefits, a Change of Control occurs upon the earliest to occur of any of the following:
(A)	The acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”)) of 20% or more of either (i) the then outstanding shares of stock, or (ii) the combined voting power of the then outstanding voting securities of the Company; provided, however, that for purposes of this Paragraph (A), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan

(or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any acquisition by Mr. Michael S. Dell, his “affiliates” (as defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (as defined in Rule 12b-2 promulgated under the Exchange Act), his heirs, or any trust or foundation to which he has transferred or may transfer stock (collectively, “Michael Dell”), or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii), and (ii) of Paragraph (C) of this Section 1.1(c); or

(B)	Individuals who constitute the Incumbent Board (as later defined) cease for any reason to constitute at least a majority of the Directors; or

(C)	Approval by the stockholders of the Company of a reorganization, merger, or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another corporation (a “Business Combination”), unless following such Business Combination (i) all or substantially all of the persons who were the beneficial owners, respectively, of the outstanding stock and outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding stock and outstanding voting securities of the Corporation, as the case may be, (ii) no person (excluding any employee benefit plan (or related trust) of the Company, such corporation resulting from such Business Combination, and Michael Dell) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(D)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
For purposes of this Subsection (1), “Incumbent Board” shall mean the individuals who, as of the Effective Date, constitute the Board of Directors; provided, however, that any individual becoming a Director, subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Board of Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Directors.

(2)	With Respect to 409A Benefits: With respect to 409A Benefits, the occurrence of any event or transaction constituting a “change in ownership or effective control” within the meaning of Treasury Regulations or other Internal Revenue Service guidance promulgated pursuant to Code Section 409A(a)(2)(A)(v). The occurrence of a Change of Control will be determined and certified by the Committee strictly in accordance with the foregoing sentence; the Committee may not exercise discretion in applying the requirements of relevant Internal Revenue Service guidance in the determination of the occurrence of a Change of Control. For purposes of this provision, the following acquisitions of stock by the Company shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any acquisition by Mr. Michael S. Dell.
(f)	Code: The Internal Revenue Code of 1986, as amended from time to time.

(g)	Committee: The Compensation Committee of the Board of Directors, which may act through its delegate.

(h)	Company: Dell Inc., a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.

(i)	Deferral(s): A contribution by a Member pursuant to Section 2.2 of this Plan.

(j)	Effective Date: January 1, 2005, except as otherwise provided herein. The Plan was originally effective with respect to the Company on May 20, 1994.

(k)	ERISA: Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

(l)	Investment Fund(s): The investment fund(s) designated by the Committee from time to time for the hypothetical investment of a Member’s Accounts pursuant to Article V.

(m)	Member: Any non-employee director of the Corporation who has become a Member in the Plan, for as long as his benefit under the Plan has not been fully distributed pursuant to the provisions of the Plan.

(n)	Normal Retirement Date: The date on which the Member attains age sixty-five (65) years old.

(o)	Plan: The Dell Inc. Deferred Compensation Plan for Non-Employee Directors, as amended from time to time.

(p)	Plan Year: The twelve (12)-consecutive month period commencing January 1 of each year.

(q)	Retirement: Termination of a Member’s service as a non-employee director with the Company on or after his Normal Retirement Date.

(r)	Retirement Date: The first day of the month subsequent to a Member’s Normal Retirement Age on which he actually terminates service as a non-employee Director with the Company.

(s)	Trust Fund: All assets of whatsoever kind or nature held from time to time by the Trustee pursuant to the Trust Agreement and forming a part of this Plan, without distinction as to income and principal and without regard to source, i.e. Member contributions or earnings. The Trust Fund shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(t)	Trust Agreement: That certain trust agreement established pursuant to the Plan between the Company and the Trustee or any trust agreement that forms a part of this Plan, hereafter established, the provisions of which are incorporated herein by reference.

(u)	Trustee: The corporation, individual or individuals appointed by the Board of Directors to administer the Trust Fund in accordance with the terms of the Trust Agreement.

(v)	Unforeseeable Financial Emergency:
(1)	With Respect to Grandfathered Benefits: With respect to Grandfathered Benefits, an Unforeseeable Financial Emergency is an unexpected need of the Member for cash as a result of a “severe financial hardship”, which includes (i) Medical expenses described in Code Section 213(d) incurred by the Member, the Member’s spouse, or any dependents of the Member

(as defined in Code Section 152), or necessary to obtain such medical care, (ii) purchase of a principal residence for the Member, but excluding mortgage payments, (iii) Payment of tuition, related educational fees, and room and board expenses for the next twelve (12) months of post-secondary education for the Member, the Member’s spouse, the Member’s children, or the Member’s dependents; or (iv) the need to prevent the (A) eviction of the Member from his principal residence, or (B) foreclosure on the mortgage of the Member’s principal residence.

A withdrawal may be treated as necessary to satisfy a “severe financial hardship” if the Member represents to the Committee that the need cannot be relieved through (i) reimbursement or compensation by insurance or otherwise, (ii) reasonable liquidation of the Member’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need; (iii) cessation of contributions under this Plan; or (iv) other distributions or nontaxable (at the time of the loan) loans from plans maintained by the Company or by any other employer, or by borrowing from commercial sources on reasonable commercial terms.

(2)	With Respect to 409A Benefits: With respect to 409A Benefits, an Unforeseeable Financial Emergency is a severe financial hardship to the Member resulting from any of the following:
(A)	An illness or accident of the Member or the illness or accident of the Member’s spouse or dependent (as defined in Code Section 152(a)) without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B);

(B)	Loss of the Member’s property due to casualty; or

(C)	Other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the Member’s control.
Any determination of Unforeseeable Financial Emergency under this Subsection (2) shall be made in accordance with the requirements of Code Section 409A and any guidance issued thereunder.
(w)	Valuation Dates: Each day of the Plan Year the NASDAQ is open for business.
1.2	Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.3	Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE II.
Contributions
2.1	General. Participation in the Plan shall be made available to all non-employee directors of the Company.

2.2	Deferral(s). For any Plan Year, each Member may elect to defer a portion of his Annual Compensation in accordance with this Article II. Any such Deferral(s) shall be in whole percentages of the Member’s Annual Compensation, as specified in the Member’s participation agreement. Contributions of amounts deferred shall be made by the Company directly to the Trust. Annual Compensation not deferred by a Member pursuant to this Section shall, for purposes of this Plan, be paid to the Member in such form as is otherwise provided by the Company.

2.3	Deferral Election. A Member’s election to defer Annual Compensation for any Plan Year under the Plan must be made by execution of a participation agreement prior to the first day of the Plan Year. A Member may not change his or her deferral election during the Plan Year. Any change in a Member’s deferral election shall be effective for the next Plan Year.

2.4	Crediting of Deferral(s). Deferrals made by a Member shall be credited to such Member’s Account as soon as administratively feasible following the date such amounts would have been paid to the Member. All payments from an Account shall be charged against the Account as soon as administratively feasible.
ARTICLE III.
Allocations to Member Accounts
3.1	Individual Accounts. The Committee shall create and maintain adequate records to disclose the interest hereunder of each Member and Beneficiary. Such records shall be in the form of an individual Account (including applicable subaccounts) reflecting all credits and debits made to such Account in the manner herein described. This individual Account shall be constituted as follows:
(a)	Deferrals shall be credited to the Member’s Account.

(b)	The Account shall be segregated into subaccounts for Grandfathered Benefits and 409A Benefits and accounted for separately.

(c)	The subaccount attributable to Grandfathered Benefits shall be credited with the Member’s Account balance as of December 31, 2004.

(d)	The subaccount attributable to 409A Benefits shall be credited with all subsequent amounts credited to the Member’s Account for Plan Years beginning on and after January 1, 2005.

(e)	For the subaccount holding 409A Benefits, the Committee shall establish a separate subaccount for each Plan Year beginning on and after January 1, 2005, to which shall be credited the total of the Member’s Deferrals for the applicable Plan Year.
3.2	Investment of Accounts. The Committee shall credit allocable earnings and losses to each Member’s Account according to the hypothetical investments made by a Member pursuant to the terms of Article IV.

3.3	Allocation of Net Income or Loss and Changes in Value.
(a)	As of each Valuation Date, the Committee shall determine the fair market value and the net income (or net loss) of each Investment Fund for the period elapsed since the next preceding Valuation Date. The net income (or net loss) of each Investment Fund since the next preceding Valuation Date shall be ascertained by the Committee in such manner as it deems appropriate, which may include expenses, if any, of administering the Investment Fund, the Trust Fund, and the Plan.

(b)	For purposes of crediting allocable net income (or net loss), each Member’s Account shall be divided into subaccounts to reflect the hypothetical investment of such Member’s Account in a particular Investment Fund or Investment Funds pursuant to Article IV. As of each Valuation Date, the net income (or net loss) of each Investment Fund, separately and respectively, shall be allocated among the corresponding subaccounts of the Members who had such corresponding subaccounts invested in such Investment Fund since the next preceding Valuation Date, and each such corresponding subaccount shall be credited with (or debited for) that portion of such net income (or net loss) that the value of each such corresponding subaccount on such next preceding Valuation Date was of the value of all such corresponding subaccounts on such date; provided, however, that the value of such subaccounts as of the next preceding Valuation Date shall be reduced by the amount of any distributions made therefrom since the next preceding Valuation Date.

(c)	So long as there is a balance credited to any Account, such Account shall continue to share in earnings (or loss) allocations pursuant to this Section.

(d)	All payments from an Account shall be charged against the Account as soon as administratively feasible.
ARTICLE IV.
Hypothetical Investment of Accounts
4.1	Investment of Accounts. The Committee shall from time to time select, add, and/or delete Investment Funds for purposes of the hypothetical investment of a Member’s Account. For purposes of crediting allocable earnings and losses and valuation of each Member’s Account, each Member’s Account shall be deemed to be invested in the Investment Funds. Each Member shall direct the hypothetical investment of all or any portion of their Account in accordance with Section 4.2.

4.2	Designation of Investment Funds.
(a)	Each Member, upon becoming a Member of the Plan, shall designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts credited to his Account shall be deemed to be invested from among the Investment Funds. Such Member must designate, in such minimum percentages as may be prescribed by the Committee, that portion of his Account which the Member deems invested in the Investment Fund. The designation will continue until changed by the timely submission of a new designation, which change will be effective as soon as administratively feasible. The Committee shall forward the investment designation to the Trustee, who shall invest each member’s Account in accordance with such designation. If a Member fails to make a proper designation, then his Account shall be deemed to be invested in the Investment Fund or Investment Funds designated by the Committee, in its sole and absolute discretion from time to time pursuant to the provisions of the Trust.

(b)	A Member may change his hypothetical investment designation as of any Valuation Date for future amounts to be credited to the portion of his Account by the timely submission of a new designation. Any such change shall be made in accordance with the procedures established by the Committee, and will be effective as soon as administratively feasible.

(c)	In no event may a Member designate the investment of his Account in stock or other securities of the Company.
ARTICLE V.
Vested Interest
5.1	Vesting of Compensation Deferrals Account. A Member shall have a 100% vested interest in his Account at all times.
ARTICLE VI.
Unforeseeable Financial Emergency
6.1	Rules Governing Grandfathered Benefits. Consistent with the Plan’s prior terms and operation, in the event that the Committee, upon request of the Member, determines in its sole discretion that the Member has suffered an Unforeseeable Financial Emergency as such term is defined with respect to Grandfathered Benefits, the Member shall be entitled to withdraw from the portion of his Individual Account attributable to Grandfathered Benefits an amount not to exceed the amount required to meet the Unforeseeable Financial Emergency that is not reasonably available from other resources of the Member. A withdrawal may be treated as necessary to satisfy an Unforeseeable Financial Emergency if the Member represents to the Committee that the need cannot be relieved through any of the following resources: (i) through reimbursement or compensation by insurance or otherwise; (ii) by reasonable liquidation of the Member’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need; (iii) by cessation of contributions under the Plan; or (iv) by other distributions or nontaxable (at the time of the loan ) loans from plans maintained by the Company or by any other employer, or by borrowing from commercial sources on reasonable commercial terms. This distribution shall be paid in a single lump sum cash payment as soon as administratively practicable after the Committee has made its determination with respect to the availability and amount of such withdrawal. If the Member’s Account is deemed to be invested in more than one Investment Fund, such withdrawal shall be made pro rata from each Investment Fund in which such Account is deemed to be invested.

6.2	Rules Governing 409A Benefits. In the event that the Committee, upon written petition of the Member, determines that the Member has suffered an Unforeseeable Financial Emergency as such term is defined with respect to 409A Benefits, the Member shall be entitled to withdraw from his Account attributable to 409A Benefits an amount that may not exceed the amount necessary to satisfy such Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance, or otherwise or by liquidation of the Member’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If the Member’s Account is deemed to be invested in more than one Investment Fund, such withdrawal shall be made pro rata from each Investment Fund in which such Account is deemed to be invested.
ARTICLE VII.
Benefit Distributions
7.1	General Rules.
(a)	Benefit Amount. A Member’s Plan benefit shall be made from the Trust Fund in an amount equal to the entire value of his Account determined as of the Valuation Date designated by the Committee for the purposes of valuing distributions coinciding with or next following the Member’s termination of service as a non-employee director with the Company.

(b)	Triggering Events. A Member’s benefit shall become payable upon the earliest to occur of the following events, each of which shall be classified as a “Triggering Event”:
(1)	A Member’s termination of service as a non-employee director for any reason;

(2)	The death of the Member;

(3)	A Change of Control.

7.2	Rules Governing Form and Timing of Payment of Grandfathered Benefits.
(a)	Commencement of Payments. The Member’s Account attributable to Grandfathered Benefits shall be paid, as soon as administratively practicable following a Triggering Event. A Member’s benefit shall be paid to the Member, unless the Triggering Event is the death of the Member, in which case the Member’s benefit shall be paid to the Member’s Beneficiary pursuant to Section 7.2(e).

(b)	Form of Payment. A Member’s Account attributable to Grandfathered Benefits shall be paid in cash in one of the following forms:
(1)	A single lump sum payment; or

(2)	Installment payments for a term certain not to exceed ten (10) years, such method of payment to be elected by the member on his participation agreement, payable to such Member or, in the event of such Member’s death prior to the end of such term certain, to his Beneficiary.
(c)	Time and Applicability of Election. A Member must elect one of the forms of payment listed in Subsection (b) above on his participation agreement. Except as provided in Subsection (d) below, such election shall be irrevocable by the Member, shall remain in effect for all periods of a Member’s participation in the Plan and shall be effective with respect to all Grandfathered Benefits. In the event a Member fails to timely elect the form in which payment of his Grandfathered Benefits is to be made, the Member shall be deemed to have elected of a single lump sum cash payment.

(d)	Change in the Form of Payment. Solely with respect to his Grandfathered Benefits, a Member shall be entitled to change his elected form of benefit payment once every five years. No such change will become effective if it was not made more than two years prior to the date that benefits commence. If a Triggering Event occurs during a Plan Year following the Committee’s receipt of the Member’s written election to change the form of distribution, such election shall be deemed to be null and void and the immediately preceding election on file with the Committee shall continue to apply to the form of distribution of the Member’s Grandfathered Benefits.

(e)	Death of Member. If a Member’s benefit becomes payable as a result of the death of the Member, then the following shall apply
(1)	If a Member dies prior to the termination of his service as a non-employee director with the Company, the Member’s Beneficiary shall be entitled to the value of the Member’s Account.

(2)	Upon the death of a Member who, at the time of his death, had previously terminated his service as a non-employee director with the Company, the Member’s Beneficiary shall be entitled to receive the entire portion of the Member’s Account.

(3)	If subsequent to the death of a Member, the Member’s Beneficiary dies while entitled to receive benefits, the successor Beneficiary of the Member, if any, shall be entitled to receive benefits of the Member. However, if no successor Beneficiary was designated or is living, the benefits shall be paid to the legal representative of the deceased Beneficiary’s estate to be paid according to the deceased Beneficiary’s will, or if the deceased Beneficiary has no will, by the laws of intestacy of the state in which the deceased Beneficiary resided at the date of the deceased Beneficiary’s death.

(4)	Any benefit payable under this Section 7.2(e) shall be paid pursuant to the Member’s election in his participation agreement, after receipt by the Trustee from the Committee of notice of the death of the Member.
(f)	Distribution following Change of Control. Notwithstanding a Member’s elections hereunder, if the Section 7.1(b) “Triggering Event” of the Member’s Grandfathered Benefits is a Change of Control, such Grandfathered Benefits shall be paid to the Member in a single lump sum cash payment as soon as administratively practicable following the Change of Control.
7.3	Rules Governing Form and Timing of Payment of 409A Benefits.
(a)	Commencement of Payments. The portion of a Member’s Account attributable to 409A Benefits shall be paid, or payment shall commence, as soon as administratively practicable following the “Triggering Event”. The Member’s Account attributable to 409A Benefits shall be paid directly to the Member, unless the “Triggering Event” is the death of the Member, in which case such amounts shall be paid to the Member’s Beneficiary.

(b)	Form of Payment. The portion of a Member’s Individual Account attributable to 409A Benefits shall be paid to the Member in one of the following forms:
(1)	In a single lump sum cash payment; or

(2)	In cash payments in monthly, quarterly or annual installments for a term certain not to exceed ten (10) years payable to such Member or, in the event of such Member’s death prior to the end of such term certain, to his Beneficiary.
(c)	Time and Applicability of Election. With respect to that portion of a Member’s Account attributable to 409A Benefits, a Member must elect one of the forms of payment listed in Section 7.3(b) above at the time the deferral election that applies to such 409A Benefits is made. Except as provided in Section 7.3(d) below, such election (i) shall be effective solely with respect to the amounts deferred pursuant to the election, (ii) shall be irrevocable by the Member, and (iii) shall remain in effect for all periods of a Member’s participation in the Plan. In the event a Member fails to timely elect the form in which amounts attributable to 409A

Benefits is to be paid, the Member shall be deemed to have elected payment of such amounts in the form of a single lump sum cash payment.

(d)	Change in the Form of Payment. With respect to 409A Benefits, a modification of a Member’s previous election related to the form of distribution with respect to such amounts shall not be effective unless all of the following requirements are satisfied:
(A)	The modified election shall not be effective for at least twelve (12) months following the date on which the modified election is filed with the Committee.

(B)	Except in the case of modified elections relating to distributions on account of death or Unforeseeable Emergency, the modified election must provide that payment will not be made or commence for at least five (5) years from the date payment would otherwise have been made or commenced.

(C)	A modified election relating to a distribution to be made on a specified future date or under a fixed payment schedule shall be filed at least twelve (12) months prior to the date of the first otherwise scheduled payment.

(D)	A modified election shall not accelerate the time or schedule of any payment under the Plan, except as may be permitted pursuant to the applicable Treasury Regulations.
Solely for purposes of applying the election modification restrictions described in this Section 7.3(d), a Member’s election to be paid in installment payments shall be treated as an election of a single lump sum cash payment to be made on the date the installment payments are scheduled to commence.
(e)	Death of Member. If a Member dies prior to the date on which the payment of 409A Benefits begins or is completed, such benefit, or the remaining unpaid portion of such benefit, as the case may be, shall be paid to such Member’s Beneficiary in a single lump sum cash payment, notwithstanding any other form of payment elected by such Member.

(f)	Distribution following Change of Control. The preceding notwithstanding, if the Section 7.3(b) “Triggering Event” of a Member’s Account attributable to 409A Benefits is a Change of Control, such benefits shall be paid to the Member in a single lump sum cash payment as soon as administratively practicable following the Change of Control. In no event shall a distribution under this Section 7.3(f) be paid outside of the time period permitted under Code Section 409A and the related Treasury Regulations.
7.4	Payments Pursuant to a Qualified Domestic Relations Order. To the extent that a Member’s benefits are partitioned under a Qualified Domestic Relations Order (“QDRO”) pursuant to Section 11.2 hereof, the “alternate payee’s” benefits shall be paid in cash, in a single lump sum, as soon as administratively practicable following the date the QDRO is approved by the Committee. In the event that an “alternate payee” dies prior to the date that his benefits are eligible for distribution hereunder, his benefits shall be paid to the “alternate payee’s” Beneficiary as soon as administratively feasible following his date of death. Payments made to an “alternate payee”, or an “alternate payee’s” Beneficiary, shall be in the form of a single lump sum cash payment.

7.5	Payer of Benefits. To the extent the Trust Fund has sufficient assets, the Trustee shall pay benefits to Members or their Beneficiaries. To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, the benefits shall be paid by the Company. Any benefit payments made to a Member for his benefit pursuant to any provision of the Plan shall be debited to such Member’s Account. All benefit payments shall be made in cash.

7.6	Unclaimed Benefits. In the case of a benefit payable to or on behalf of a Member, if the Committee after a reasonable search is unable to locate the Member or Beneficiary to whom such benefit is payable, upon the Committee’s determination thereof, such benefit shall be forfeited to the Company. The Committee shall adopt procedures concerning the process that will be followed to locate a Member or Beneficiary under this Section. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or Beneficiary to whom such benefit is payable makes a valid claim for such benefit within a reasonable (as determined by and in the discretion of the Committee) period of time following the date such benefit became payable, such forfeited benefit shall be payable pursuant to the Plan provisions.
ARTICLE VIII.
Transition Rules
8.1	Deferral Elections for Plan Years 2005 and 2006. After enactment of Code Section 409A and pending the issuance of the Treasury Regulations pursuant to such Code Section, deferral elections were administered in the following manner:
(a)	Members were required to make an election to defer Annual Compensation in 2005 before December 31, 2004 in a manner consistent with the Proposed Regulations issued under Code Section 409A.

(b)	Members were required to make an election to defer Annual Compensation in 2006 before December 31, 2005 in a manner consistent with the Proposed Regulations issued under Code Section 409A.

(c)	Members were required to make an election to defer Annual Compensation in 2007 before December 31, 2006 in a manner consistent with the Treasury Regulations issued under Code Section 409A.

(d)	Members were required to make an election to defer Annual Compensation in 2008 before December 31, 2007 in a manner consistent with the Proposed Regulations issued under Code Section 409A.

8.2	Distribution Elections.
(a)	With respect solely to Grandfathered Benefits, Distribution elections applicable to Grandfathered Benefits have been consistently administered as filed by the Member. Such elections have been modified only as permitted under the Plan’s terms as applicable prior to the adoption of Code Section 409A.

(b)	With respect to 409A Benefits. Effective with respect to the Plan Years beginning on and after January 1, 2005, at the time a Member made an election to defer an amount attributable to 409A Benefits, the Member was required to make an election as to the form of distribution of such amount, as provided in Section 7.3(b) hereof. If no such election was made, the distribution of such amount will be in the form of a single lump sum cash payment.
ARTICLE IX.
Administration of Plan
9.1	Appointment of Committee. The general administration of the Plan shall be vested in the Committee, which shall be appointed by the Company’s Board of Directors and shall consist of one or more persons. Any individual, whether or not an employee of the Company, is eligible to become a member of the Committee.

9.2	Term, Vacancies, Resignation, and Removal. Each member of the Committee shall serve until he resigns, dies, or is removed by the Board of Directors. At any time during his term of office, a member of the Committee may resign by giving written notice to the Board of Directors and the Committee, such resignation to become effective upon the appointment of a substitute member or, if earlier, the lapse of thirty (30) days after such notice is given as herein provided. At any time during his term of office, and for any reason, a member of the Committee may be removed by the Board of Directors with or without cause, and the Board of Directors may in their discretion fill any vacancy that may result therefrom. Any member of the Committee who is an employee of the Company shall automatically cease to be a member of the Committee as of the date he ceases to be employed by the Company.

9.3	Self-Interest of Committee Members. No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act and the remaining members cannot agree, the Board of Directors shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.

9.4	Committee Powers and Duties. The Committee shall administer and enforce the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the complete and absolute discretion to construe all provisions of the Plan and make all factual determinations and the right, power, authority, and duty:

(a)	To perform any act which the Plan authorizes expressed by a vote at a meeting or in a writing signed by a majority of the Committee without a meeting;

(b)	To designate, by a writing signed by a majority, any person constituting the Committee as the person entitled to give notices on behalf of the Committee, and the Trustee is entitled to rely upon any such writing until amended or superseded by a subsequent similar writing;

(c)	To designate in writing other persons to carry out its responsibilities under the Plan. The Committee may remove any person designated to carry out its responsibilities under the plan by notice in writing to that person;

(d)	To employ persons to render advice with regard to any of its responsibilities. Charges for all services rendered shall be directly paid by the Company but until paid shall constitute a charge against the Trust;

(e)	Advise the Trustee with respect to all payments under the terms of the Plan and shall direct the Trustee in writing to make payments from the Trust Fund;

(f)	To construe in its sole discretion all terms, provisions, conditions, and limitations of the Plan;

(g)	To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

(h)	Establish rules, not contrary to the provisions of the Plan and the Trust Agreement, for the administration of the Plan and the transaction of its business. The Committee shall interpret the Plan in its sole and absolute discretion, and shall determine all questions arising in the administration, interpretation, and application of the Plan;

(i)	To establish or designate Investment Funds as provided in Article IV; and

(j)	To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements.
All determinations of the Committee shall be conclusive and binding on all Members and Beneficiaries. Notwithstanding the preceding, with respect to amounts attributable to 409A Benefits and with respect to administration of the Plan on and after January 1, 2005, the Committee shall act to administer and interpret the Plan in compliance with Code Section 409A and all related guidance issued pursuant to such Code Section.
Any action to be taken by the Company shall be taken by resolution adopted by its Board of Directors, an executive committee thereof, or its governing body; provided however, that by resolution such entity may delegate to any officer of the Company the authority to take any action hereunder, other than the power to amend or terminate the Plan or the Trust or to determine the basis of the Company’s contributions.

9.5	Claims Review.
(a)	In any case in which a claim for Plan benefits of a Member or Beneficiary is denied or modified, the Committee shall furnish written notice to the claimant within ninety (90) days (or within 180 days if additional information requested by the Committee necessitates an extension of the ninety-day period and, in which case, the claimant shall be informed of such extension prior to the end of the initial ninety (90)-day period), which notice shall:
(1)	State the specific reason or reasons for the denial or modification;

(2)	Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(3)	Provide a description of any additional material or information necessary for the Member, his beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

(4)	Explain the Plan’s claim review procedure as contained herein.
(b)	In the event a claim for Plan benefits is denied or modified, if the Member, his Beneficiary, or a representative of such Member or Beneficiary desires to have such denial or modification reviewed, he must, within sixty (60) days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Member, his Beneficiary, or the representative of such Member or Beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty (60) days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Member, his Beneficiary, or the representative of such Member or Beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty-day (60) period, the Committee’s decision shall be rendered as soon as possible, but not later than one-hundred-twenty (120) days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Member, Beneficiary, or the representative of such Member or Beneficiary prior to the commencement of the extension period.

(c)	If, upon appeal, the Committee shall grant the relief requested by the claimant, then, in addition, the Committee shall award to the claimant reasonable fees and expenses of counsel, or any other duly authorized representative of claimant, which shall be payable from the Trust Fund.

(d)	The Committee’s notice of denial of benefits shall identify the address to which the claimant must forward his appeal.

(e)	Compliance with the claims review procedures set forth in this Section shall be a condition precedent to the filing of a lawsuit by a Member, his Beneficiary, or any person claiming through a Member or Beneficiary in connection with a Plan benefit, and a failure to timely exhaust the administrative remedies set forth herein shall bar any such proceeding in federal or state court.
9.6	Company to Supply Information. The Company shall supply full and timely information to the Committee, including, but not limited to, information relating to each Member’s Annual Compensation, age, retirement, death, or other cause of termination from service as a non-employee director and such other pertinent facts as the Committee may require. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Company.

9.7	Indemnity. To the extent permitted by applicable law, the Company shall indemnify and hold harmless each member of the Committee and other employees of the Company to whom Plan administrative functions have been delegated by the Committee against any and all expenses and liabilities arising out of such individual’s administrative functions or fiduciary responsibilities under or incident to the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such individual in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such individual’s own gross negligence or willful misconduct. Expenses against which such individual shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
ARTICLE X.
Purpose and Unfunded Nature of the Plan
10.1	Purpose of Plan. The Company, as Plan sponsor, intends and desires by the adoption and maintenance of the Plan to recognize the value to the Company of its non-employee directors by making more adequate provision for their future retirement security.

10.2	Unfunded Nature of Plan. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for all non-employee directors of the Company. Further, it is the intention of the Company, as Plan sponsor, that the Plan be “unfunded” for purposes of the Code and Title I of ERISA. The Plan constitutes a mere promise by the Company to make benefit payments in the future. Plan benefits herein provided are to be paid out of an Employer’s general assets, and Members shall have the status of general unsecured creditors of an Employer.

10.3	Funding of Obligation.
(a)	All benefits under the Plan shall be the unsecured obligations of the Company, and, except for those assets which will be placed in the Trust Fund established in connection with this Plan, no assets will be placed in the Trust Fund or otherwise segregated from the general assets of the Company, for the payment of obligations hereunder. Legal and equitable title to any funds so set aside shall remain with the Company. To the extent that any person acquires a right to receive payments hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(b)	The Company, in its capacity as Plan sponsor and in its sole discretion, may establish the Trust and enter into the Trust Agreement. Any such Trust, and any assets held by such Trust, to assist the Company in meeting their obligations under the Plan shall be a “rabbi trust.” The Employers may transfer money or other property to the Trustee, and the Trustee shall pay Plan benefits to Members and their beneficiaries out of the Trust Fund unless otherwise paid by the Company. In such event, the Company shall remain the owner of all assets in the Trust Fund, and the assets held in the Trust Fund shall be subject to the claims of Company creditors if the Company becomes “insolvent” as described in Subsection (c) below. No Member or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund.

(c)	The Company shall be considered “insolvent” if (i) the Company is unable to pay its debts as they become due or (ii) the Company is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute).

(d)	The chief executive officer of the Company and the Board of Directors shall each have the duty to inform the Trustee in writing if the Company becomes insolvent. Such notice given under the preceding sentence by any one party shall satisfy each party’s duty to give notice. When so informed, the Trustee shall suspend payments to the Member and Beneficiaries and hold the assets for the benefit of the Company’s general creditors. If the Trustee receives a written allegation that the Company is insolvent, the Trustee shall suspend payments to the Members and beneficiaries and hold the Trust Fund for the benefit of the Company’s general creditors and shall determine within the period specified in the Trust Agreement, or, in the absence of a specified period, within a reasonable period of time, whether the Company is insolvent. If the Trustee determines that the Company is not insolvent, the Trustee shall resume payments to the Members and beneficiaries. In the case of insolvency of the Company, only the assets contributed to the Trust Fund, if any, by the Company, whichever is insolvent, shall be subject to the claims of such insolvent entity.

(e)	All expenses incident to the administration of the Plan and Trust Fund, including but not limited to, legal, accounting, Trustee fees, and expenses of the Committee,

may be paid by the Company and, if not so paid, shall be paid by the Trustee from the Trust Fund, if any.

(f)	All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities, and properties of any kind at any time received or held by the Trustee, if any, shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Committee shall maintain Accounts in the name of each Member, but the maintenance of Accounts designated as Accounts of a Member shall not mean that such Member shall have a greater or lesser interest than that due him under the terms of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund.
ARTICLE XI.
Miscellaneous
11.1	Limitation of Rights. The adoption and maintenance of the Plan shall not be deemed to give any person any right except to the extent that the right is specifically provided under the terms of the Plan. The establishment of the Plan shall not be deemed to give any individual a right to the continued service of the Company as a non-employee director or as to interfering with the right of the Company to terminate the service of any individual as a non-employee director at any time.

11.2	Alienation of Interest Forbidden. The interest of a Member or his Beneficiary or Beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void, nor shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment, or other legal or equitable proceedings. The preceding notwithstanding, the Committee shall comply with the terms and provisions of a QDRO as defined in ERISA Section 206(d).

11.3	Minor or Legally Incompetent Distributee. Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined by the Committee to be incompetent by qualified medical advice, the Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent if one has been appointed or to cause the same to be used for the benefit of the minor or incompetent.

11.4	Withholding. All Deferrals, and benefit payments provided for hereunder, shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state, or federal law as such laws are interpreted by the Company.

11.5	Amendment and Termination.
(a)	Amendment and Termination with Respect to Grandfathered Benefits. This paragraph applies solely with respect to Grandfathered Benefits. The Board of Directors have the absolute and unconditional right to terminate or amend, in whole or in part, any or all of the provisions of the Plan that affects Grandfathered Benefits at any time and may from time to time, in their discretion; provided, however, that any amendments to the Plan that do not increase the duties or liabilities of the Trustee without its written consent; and provided, further, that no amendments, whether or not retroactive, change or deprive Members or Beneficiaries of rights already accrued under the Plan without their consent. In the event that the Plan is so terminated, notwithstanding any other form of benefit elected by the Member, the balance of each Member’s Grandfathered Benefits shall be paid to such Member or his Beneficiary in the manner selected by the Committee in its discretion (notwithstanding any other form of benefit elected by such Member), which may include the payment of a single lump sum cash payment, in full satisfaction of all of such Member’s or Beneficiary’s Grandfathered Benefits hereunder. In the event that the Company shall change its name, the Plan shall be deemed to be amended to reflect the name change without further action of the Company, and the language of the Plan shall be changed accordingly.

(b)	Amendment and Termination with Respect to 409A Benefits. The Company may amend or terminate the portion of the Plan that is subject to Code Section 409A upon occurrence of any one of the following events:
(1)	Within twelve (12) months of the Company’s dissolution, taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Member’s gross income in the latest of:
(A)	The calendar year in which Plan termination occurs;

(B)	The calendar year in which such amounts are no longer subject to a substantial risk of forfeiture; or

(C)	The first calendar year in which payment of such amounts is administratively practicable.
(2)	Within the thirty (30) days preceding or the twelve (12) months following a Change of Control, provided all substantially similar arrangements (within the meaning of Code Section 409A and related guidance issued thereunder) sponsored by the Company are also terminated, so that the Member and all Members under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(3)	At the discretion of the Company, provided that all of the following requirements are satisfied:
(A)	All arrangements sponsored by the Company that would be aggregated with any terminated arrangement under Treasury Regulation Section 1.409A-1(c), if the same Member participated in all of the arrangements, are terminated;

(B)	No payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve (12) months of the termination of the arrangements;

(C)	All payments are made within twenty-four (24) months of the termination of the arrangements; and

(D)	The Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation Section 1.409A-1(c), if the same Member participated in both arrangements, at any time within three (3) years following the date of termination of the arrangement.
(4)	Such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
11.6	Severability. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

11.7	Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of the State of Texas except to the extent preempted by federal law.
Executed this      10th      day of December, 2008.

DELL INC.
By:	/s/ Kathleen O. Angel
Name:	Kathleen O. Angel
Title:	Director, Global Benefits